Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-159411 on Form S-3 of our report dated February 25, 2009 (May 18, 2009 with respect to the retrospective adoption of new accounting principles), relating to the consolidated financial statements of L-1 Identity Solutions, Inc. and its subsidiaries (the "Company"), appearing in the Current Report on Form 8-K dated May 21, 2009, our report dated February 25, 2009 on the effectiveness of the Company's internal control over financial reporting incorporated by reference from the Annual Report on Form 10-K for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Stamford, Connecticut
June 30, 2009